Schechter & Co. Limited
12 Charles Street, Suite B
Mayfair, London W1J 5DR
United Kingdom
23 April 2007

Bio Solutions Manufacturing, Inc.
4440 South Arville, # 6
Las Vegas, Nevada 89103
USA

For the attention of Mr David Bennett, President & CEO

Dear Sirs

1.
This letter sets forth the basis of understanding between Bio Solutions Manufacturing, Inc. and its affiliated companies (collectively “BSLM” or the “Company”) and Schechter & Co. Limited (“Schechter”) and affiliated companies (“Schechter Group”), whereby Schechter will act as BSLM’s lead financial adviser in seeking to arrange an initial private placement of approximately $30 million of Project Finance Notes to construct a series of 12 Bio-Diesel Production Plants at an approximate cost of $2.5 million per plant (the “Transaction”).

In acting as your financial adviser, Schechter:

(i)
will prepare, and advise in relation to, a confidential memorandum (“Memorandum”) containing all the information that Schechter may deem necessary to effect the successful placement of the financing. This Memorandum will be submitted to the Company for approval by its management that its contents are true and accurate and not misleading in anyway before it is distributed to any third party and the Company shall afford to Schechter and its representatives full co-operation in its preparation;

(ii)
has an exclusive right in relation to a secured private placement, for a period of 120 days from the time the Company has approved the final Memorandum, to arrange the Transaction and will exert its reasonable efforts to do so. The private placement of such securities is subject to the terms and form of this financing being mutually agreeable to both the Company, at its sole discretion, and the investors (“Note Purchasers”). Schechter will contact potential Note Purchasers and assist in the negotiations and the structuring of the Transaction;

	(iii)	acknowledges, with respect to the aforementioned exclusivity, that the following investors have already been approached independently and fall outside the scope of this agreement:

Tel: +44 (0)20 7629 7729 Fax: +44 (0)20 7629 3196
Website: www.schechterco.com E-mail: larry@schechterco.com Mobile: +44 (0)7909 990 178

Company No. 4396905. Registered in England and Wales. Registered office as above.
VAT Registration No. 801985424
Regulated by the Financial Services Authority.

Schechter & Co. Limited
- Highland Capital Management, L.P.;
- ACI Capital;
- Warburg Pincus;
- Laurus Funds;
- EnTrust Capital; and
- Wachovia Bank NA;

For clarity, a municipal deal fully funded out of a revenue bond also falls outside the scope of this agreement.

With respect to the aforementioned exclusivity, the Company acknowledges that no other potential Note Purchasers other than those listed in (iii) above have been contacted about the Transaction and further acknowledges that any and all Note Purchasers that participate in the placement fall inside the scope of this agreement.

(The “Engagement”).

For the avoidance of doubt, Schechter will be acting as the Company’s agent in arranging the private placement but shall not be entitled to bind the Company. Schechter may, as appropriate, involve other members of the Schechter Group or other registered broker dealers in the Engagement, provided that as between the Company and Schechter, Schechter shall remain fully responsible for the acts and omissions of the other members of the Group or broker dealers so involved.

Fees and Expenses

2.	As compensation for the services to be performed by Schechter pursuant to the Engagement, the Company hereby agrees to pay Schechter the following fees.

A cash fee equal to 5.0% (five per cent.) of the principal amount of funds raised (“the Funds”). The fee is payable at the time the Funds are received by the Company or the acceptance of the Funds is foregone by the Company after the execution of a definitive agreement between the Company and the Note purchasers, whether or not the Funds are drawn down immediately or a delayed takedown is secured.

For clarity, the cash fee is payable when the first dollar is drawn down per project and will be paid out of the proceeds of each funding.

If the Notes are sold with warrants, in addition to the cash fee, Schechter will receive warrants equal to 5.0% (five per cent.) of the warrants issued pro rata for each investor on the same terms and conditions as the investor. Schechter may keep such warrants in its own name or nominee’s name at its discretion.
If the Notes are sold without warrants, in addition to the cash fee, Schechter will receive pure common stock or net profit interest equal to 5.0% (five per cent.) issued pro rata for each investor on the plants financed.

(Collectively, the “Fees”).

The Company has represented its intention to construct 60 Bio Diesel plants over five years. Provided that the same investor group commits to fund future plants beyond the initial Transaction, Schechter will receive the same Fees mentioned above less 1.0% (one per cent for

Schechter & Co. Limited

the next 12 plants to be financed. In other words, if a new facility is committed for future plants 13-24, Schechter will receive 4.0% (four per cent.) of the above Fees, if a new facility is committed for future plants 25-36, Schechter will receive 3.0% (three per cent.) on the above Fees, and so on. This clause shall survive any termination of the agreement and arrangements contained in this letter.

BSLM undertakes that it will promptly reimburse Schechter for all reasonable out-of-pocket costs and expenses properly incurred by it in relation to the Engagement, provided that total expenses, including any legal fees for Schechter’s legal advisors, do not exceed $25,000 without the Company’s written consent. No individual expense in excess of $2,500 will be incurred without the Company’s approval.

In the event that Schechter fails to perform and investor due diligence confirms Company representations, out-of-pocket expenses will be borne by Schechter. For clarity, in the event that an offer of funding is made by an investor, all out-of-pocket expenses will be paid by the Company regardless of whether the offer is accepted or not.

Schechter understands that VAT is not applicable to the services it renders to BSLM. However, the Company will pay to Schechter, if applicable, any additional VAT chargeable in respect of payments made by BSLM to us (including under clause 4).

BSLM represents and warrants that it has not agreed that any person is entitled directly or indirectly to make any claim against Schechter in respect of making the introduction between Schechter and the Company.

If Schechter is successful in this Engagement, the Company will grant Schechter a right of first refusal to finance non-US facilities. Such right of first refusal will expire 90 days from the notification to install sites outside of the United States.

Provision of Information

3.
BSLM will provide Schechter with all material information in its possession relevant for the purposes of the Engagement and will ensure that such information is, to the best of its knowledge (having made due enquiry), true and accurate in all material respects and not misleading. BSLM confirms that it has the right to supply such information to Schechter and that the supply of such information by the Company and its receipt and use by Schechter for the purposes of the Engagement, will not infringe any rights held by any third party, involve the unauthorized use of confidential information belonging to a third party or result in a breach by BSLM or Schechter of any law, regulatory obligation, fiduciary duty owed to any third party, intellectual property rights or agreement. BSLM accepts that any advice given to it by Schechter will be on the basis that Schechter has been supplied with all information relevant to it for the purposes of the Engagement. Schechter will agree appropriate arrangements and procedures to ensure that any information disclosed between BSLM and Schechter is kept confidential and BSLM and Schechter shall comply with such arrangements and procedures.

The Company undertakes that it will, at all times, keep Schechter fully informed of all strategies, developments and discussions relevant to the Engagement and that no initiatives relevant to the Transaction will be taken without prior consultation with Schechter.

Schechter & Co. Limited

Schechter undertakes that it will, at all times, keep the Company promptly and fully informed of all material questions, comments or responses from potential Note Purchasers and shall not provide any confidential information or documentation provided to Schechter by or on behalf of the Company (other than the Memorandum) to such potential Note Purchasers without the prior written consent of the Company.

Indemnity

4.	BSLM agrees with Schechter (for itself and on trust and as agent for the other persons mentioned below):

(a)
that BSLM will indemnify Schechter and each other member of the Schechter Group and each of its and their respective directors, partners, officers, employees and agents (each of the foregoing an “Indemnified Person”) against any and all actions, claims, losses, liabilities, damages, costs, charges and expenses which it or they may suffer or incur in any jurisdiction or which may be made or taken against them arising as a result of a legal action by a third party against any Indemnified Person under, out of, or in connection with, the Engagement or Schechter’s role in connection therewith or the Transaction (including any reasonable and proper costs, charges and expenses (including legal fees) involved in investigating, preparing for or defending the relevant claim whether or not in connection with pending or threatened litigation in which Schechter or any other Indemnified Person is or may be a party) save to the extent that the same shall have arisen from such Indemnified Person’s negligence, default or breach of the terms of this letter (other than any such breach which has arisen as a result of any matter or event beyond the Indemnified Person’s reasonable control) or that the same shall have arisen from such Indemnified Person’s negligent non-compliance with the applicable laws, rules and regulations in the applicable jurisdiction.

(b)
No claims will be made against any Indemnified Person by BSLM or any director, employee, agent, subsidiary or affiliate of the Company in respect of any and all actions, claims, losses, liabilities, damages, costs, charges and expenses which BSLM or any director, employee, agent, subsidiary or affiliate of the Company may suffer relating to the Engagement or Schechter’s role in connection therewith or the Transaction or arising from the arrangements contemplated hereby or requested pursuant hereto (“Client Losses”) save to the extent that the same shall have arisen directly as a result of such Indemnified Person’s negligence or default or breach of the terms of this letter (other than any such breach which has arisen as a result of any matter or event beyond the Indemnified Person’s reasonable control), or that the same shall have arisen from such Indemnified Person’s negligent non-compliance with the applicable laws, rules and regulations in the applicable jurisdiction.

(c)
Notwithstanding anything in clause 4(b) above, where any Indemnified Person is the subject of a claim alleging liability in respect of any Client Losses arising from or in any way connected with the Engagement or Schechter’s role in connection therewith or the Transaction, then the total amount of such Client Losses recoverable from any such Indemnified Persons shall be limited to such proportion of the Client Losses as is finally determined to be just and equitable, having regard to the relative responsibility of (i) each Indemnified Person so liable and

Schechter & Co. Limited

(ii)
any other person (including for the avoidance of doubt, both BSLM (and any director, employee, agent, subsidiary or affiliate of the Company) and any other person unrelated to the Company) who is jointly or severally liable for the Client Losses or any part thereof (a “Third Party”). For the avoidance of doubt, any limitation or exclusion or restriction on the liability of any Third Party under any jurisdiction, whether arising under statute or contract or resulting from death, bankruptcy or insolvency (a “Liability Limitation”) shall be ignored for the purposes of determining the extent of responsibility of that Third Party under (ii) above.

(d)	Without prejudice to clause 4(c) above, where:

(i)
notwithstanding anything in clause 4(b) above, it has been fully determined that one or more Indemnified Persons is liable to BSLM for any Client Losses in any way connected with the Engagement, or Schechter’s role in connection therewith or the Transaction; and

(ii)	any Third Party has the benefit of a limitation or exclusion or restriction of liability arising under a contract with BSLM (the “Contractual Liability Limitation”);

then the total liability of any such Indemnified Person to the Company in respect of the Client Losses shall not exceed the maximum amount which it could recover from such Indemnified Person after deducting such sums as that Indemnified Person would have been entitled to recover from any Third Party in respect of the Client Losses, but is prevented from recovering as a result of the Contractual Liability Limitation.

(e)
Nothing in this letter shall be taken to exclude or restrict any duty or liability to BSLM which Schechter has under the Financial Services & Market Act 2000 (“FSMA”) or under the regulatory system (as defined in the rules and regulations (the “Rules of the FSA”) of the Financial Services Authority Limited (“FSA”) or the Securities Act 1933, as amended.

(f)
Schechter shall, so far as permitted by law and/or our insurers, comply with any reasonable request that BSLM may make in relation to any relevant action or claim brought or made against the Company, subject to the Company indemnifying and securing Schechter in a manner reasonably satisfactory to Schechter against any and all costs, charges and expenses incurred by it in complying with any such request. Where Schechter reasonably believes that any of the circumstances giving rise to the indemnity set out in clause 4(a) above might apply, BSLM will co-operate, so far as it is able, with any reasonable request from Schechter in relation to such circumstances, and, in particular, BSLM will promptly provide copies of, or access to, all documents so requested.

(g)
These paragraphs (a) to (g) and clause 7 shall be without prejudice to any other rights or remedies Schechter may have and shall survive any termination of the agreement and arrangements contained in this letter.

Schechter & Co. Limited

FSA Rules and other Applicable Laws and Regulations

5.
All services provided by Schechter are subject to the Rules of the FSA and may constitute corporate finance business (as defined in the Rules of the FSA); they are also subject to the extent applicable, to regulation by the Financial Services Authority. In providing such services to BSLM, Schechter is proposing to treat the Company as a non-private customer within the meaning of the Rules of the FSA.

BSLM agrees that it will comply with, and will ensure that its subsidiaries, directors and employees all comply with, all applicable laws, rules and regulations in England and other relevant overseas territories in relation to the Transaction including, in particular, in respect of all announcements made or documents published in connection therewith. BSLM acknowledges that no member of the Schechter Group is responsible for advising the Company in respect of any of the foregoing laws, rules and regulations and, without prejudice to clause 4(b) above, acknowledges that Schechter shall not incur any liability to the Company in respect of any breach of applicable laws or regulations where Schechter has acted in good faith in the absence of, or in accordance with, any advice you have received and communicated to Schechter.

Communications

6.
All announcements and documents made or published by BSLM or on its behalf, or by Schechter or on Schechter’s behalf in relation to the Transaction, will only be made or published after consultation between BSLM and Schechter in respect of the wording of such announcements and documents made or published. Except as may be required by law, no communication, information or advice rendered by BSLM or Schechter in writing or otherwise in connection with the Transaction will be quoted, nor will any such communication or advice or the Company’s name or the name of Schechter be referred to, in any report, document, statement, press release or other communication (“Communication”) without BSLM’s and Schechter’s prior written authorization.

Except where required by law or the Rules of the FSA, Schechter shall not be responsible for ensuring the truth, accuracy, completeness or fairness of any Communication made by or on behalf of BSLM in connection with the Transaction (including any such communication Schechter has approved for the purposes of the FSA).
If, for any reason, any such Communication is made without the consent of the Company or Schechter, or if the Company or Schechter subsequently becomes aware of information which renders such Communication untrue or misleading in any material respect, the parties to this letter agreement mutually acknowledge that the Company or Schechter shall be entitled to publish any documents, statements or communications as it thinks fit in the Company’s or Schechter’s interest without reference or liability to the other.

Termination

7.
Subject to clause 4, Schechter reserves the right to terminate the Engagement and cease acting for BSLM in connection with the Transaction at any time and without prejudice to either rights accrued and obligations incurred by either Schechter or BSLM prior to Schechter’s ceasing to act, except that following any such termination or expiration of the Engagement, Schechter shall remain entitled to any fees accrued and/or expenses incurred pursuant to clause 2 above but not yet paid prior to termination or expiration.

Schechter & Co. Limited

BSLM has the right to terminate the Engagement in connection with the Transaction at any time and without prejudice to either rights accrued or obligations incurred by either Schechter or BSLM prior to Schechter’s ceasing to act. Following any such termination by BSLM or expiration of the Engagement, Schechter shall remain entitled to any fees accrued and/or expenses incurred pursuant to clause 2 above but not yet paid prior to termination or expiration. In addition, in the case of termination by BSLM, where such termination is not as a result of Schechter’s failure to perform its obligations under this Engagement in any material respect, Schechter shall remain entitled to full payment of all fees contemplated by paragraph 2 hereof in respect of any Transaction announced or resulting from negotiations commenced during the period from the date hereof until the date twelve months following such termination. The Company agrees to pay any and all legal or court costs from any dispute which may arise in connection with the Transaction prior to or post Termination. In any event, the Engagement shall terminate on the date which is the later of (a) twelve months after the date of this letter or (b) twelve months after Schechter’s substantive work on the Engagement ceases, and any obligations Schechter may have under this letter shall thereupon terminate automatically without further notice. In the event of any such termination, Schechter shall, subject to clause 6 and 8 (Communications and Material Interests), be free to act for any other person in connection with the subject matter of the Engagement. The provisions of clauses 6 and 8 shall survive the termination of the Engagement.

Material Interests

8.
The business of Schechter may give rise to situations where members of the Schechter Group might have a client whose interest may conflict with your interests or may be regarded as having interests which conflict with your interests in relation to the Transactions or investment concerned or might have some other interest, relationship or arrangement that is material (“Material Interest”). Schechter has established practices and procedures designed to ensure that your interests are not prejudiced by any such Material Interest.

BSLM hereby acknowledges and accepts, so as expressly to override any duties, obligations or restrictions which would otherwise be implied by law or by the rules of any regulatory authorities, and exchanges, any other member of the Schechter Group may be prohibited from disclosing, or it may be inappropriate for any member of the Schechter Group to disclose, information to BSLM, in particular about Material Interests.

Confidentiality

9.
Schechter undertakes to keep confidential within the Schechter Group any information relating to BSLM or its business which has been provided to Schechter by or on behalf of BSLM and which is not public knowledge, provided that Schechter may disclose such confidential information or details relating to the Engagement or this letter if required by law or its insurers (subject to such insurers agreeing in writing to keep such information confidential) or the rules and regulations of the FSA, the Panel on Take-overs and Mergers or any other relevant regulatory authority or exchange. BSLM hereby authorizes and consents to such disclosure and authorizes Schechter to co-operate with and/or report to such authorities and exchanges. BSLM agrees that Schechter’s duties to the Company will not restrict Schechter’s freedom to take all steps which it considers to be necessary to comply with the laws, rules and regulations applicable to it.

Schechter & Co. Limited
Communications, Documents and Records

10.
All correspondence and other papers created by Schechter relating to the Engagement or the subject matter of the Engagement (other than copies of such documentation provided to BSLM in the course of the Engagement) shall be Schechter’s sole property. No announcements or communications relating to the Transaction or the other party hereto shall be made without the prior written consent of the other party.

General

11.
Schechter will not act as an employee of the Company or be responsible for providing it with or obtaining or reviewing on its behalf, any specialist advice, for the avoidance of doubt including but not limited to legal, accounting, actuarial, environmental or information technology advice, although Schechter would be happy to discuss with BSLM the implications of any such advice the Company receives

12.
In this letter “Schechter” means Schechter & Co. Limited and “Schechter Group” means Stephen L. Schechter & Co., Incorporated and its subsidiary and associated undertakings (as defined respectively in Section 258 and paragraph 20(1) of Schedule 4A of the Companies Act 1985) together with any subsidiary or associated undertakings of any such undertaking and Charles Penn Longview Associates Ltd.

13.	A person who is not a party to this letter shall have no rights under the Contracts (Third Parties) Act 1999 to enforce any of its items.

14.	This letter shall be governed by and construed in accordance with New York law.
Both Schechter and BSLM agree that the Courts of New York will have exclusive jurisdiction to settle any dispute which may arise in connection with this letter. Alternatively, disputes may be settled by independent arbitration upon agreement of both parties.

Please indicate the Company’s agreement by signing and returning this letter.
Yours sincerely

For and on behalf of
SCHECHTER & CO. LIMITED
We agree to the foregoing

For and on behalf of	Date
BIO SOLUTIONS MANUFACTURING, INC.